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                                                                     Exhibit 4.1

                   SERIES E CUMULATIVE REDEEMABLE PREFERRED
                         SHARES OF BENEFICIAL INTEREST

                          ARCHSTONE COMMUNITIES TRUST

                                 ________________

            Articles Supplementary of Board of Trustees Classifying
                and Designating a Series of Preferred Shares as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Series

                                 __________________

          Archstone Communities Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 8-203(b) of the Annotated Code of Maryland that:

          FIRST: Pursuant to the authority granted and vested in the Board of Trustees of the Trust (the "Board of Trustees") by Article II, Section 1 of the Amended and Restated Declaration of Trust dated June 30, 1998, as amended (the "Declaration of Trust"), the Board of Trustees has reclassified 520,000 unissued Common Shares of Beneficial Interest of the Trust as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, $1.00 par value per share (the "Series E Preferred Shares").

          SECOND: The following is a description of the Series E Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof:

          Section 1. Number of Shares and Designation. This class of preferred Shares shall be designated as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series E Preferred Shares") and the number of shares which shall constitute such series shall be 520,000 Shares, par value $1.00 per Share.

          Section 2. Definitions. For purposes of the Series E Preferred Shares, the following terms shall have the meanings indicated:

          "Board" shall mean the Board of Trustees or any committee authorized by the Board of Trustees to perform any of its duties or exercise any of its powers with respect to the Series E Preferred Shares.
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          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

          "Call Date" shall mean the date specified in the notice to holders required under Section 5 below as the Call Date.

          "Common Shares" shall mean the common shares of beneficial interest, par value $1.00 per share, of the Trust.

          "Dividend Payment Date" shall mean the last calendar day of March, June, September and December in each year, commencing September 30, 1999; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the next succeeding Business Day.

          "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period.

          "Dividend Record Date" shall have the meaning set forth in Section 3.

          "Fully Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series E Preferred Shares have preference or priority in both
     (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

          "Junior Shares" shall mean the Common Shares and any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series E Preferred Shares have preference or priority in either
     (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust and, unless the context clearly indicates otherwise, shall include Fully Junior Shares.

          "Parity Shares" shall have the meaning set forth in Section 7.

          "Person" shall mean any individual, firm, partnership, corporation, real estate investment trust, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to authorization or declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any class or series of Shares of the Trust; provided, however, that if any funds for any Junior Shares or any

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     Parity Shares are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series E Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "Transfer Agent" means ChaseMellon Shareholder Services, L.L.C., New York City, New York, or such other agent or agents of the Trust as may be designated by the Board or its designee as the transfer agent for the Series E Preferred Shares.

          "Voting Preferred Shares" shall have the meaning set forth in
     Section 8


          Section 3.  Dividends.

          (a) The holders of Series E Preferred Shares shall be entitled to receive, when, as and if authorized or declared by the Board, out of funds legally available for such purpose, cash dividends in an amount per share equal to 8.375% of the liquidation preference per annum (equivalent to $2.09375 per share). Such dividends shall begin to accrue and shall be fully cumulative from August 13, 1999, whether or not in any Dividend Period or Periods there are funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board, in arrears on each Dividend Payment Date. Each such dividend shall be payable in arrears to the holders of record of Series E Preferred Shares, as they appear in the Share records of the Trust at the close of business on such record date as is fixed by the Board, which shall be not less than 10 nor more than 50 days prior to the corresponding Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past Dividend Periods may be authorized or declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such record date as may be fixed by the Board, which shall be not less than 10 nor more than 50 days prior to the corresponding payment date.

          (b) The dividend for each full Dividend Period for the Series E Preferred Shares shall be computed by dividing the annual dividend rate by four. The dividend for any period shorter than a full Dividend Period on the Series E Preferred Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series E Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as provided herein, on the Series E Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Shares which may be in arrears.

          (c) So long as any Series E Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any Parity Shares for any period unless (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series E Preferred Shares and (ii) a sum

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sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series E Preferred Shares. When dividends are not paid in full, or a sum sufficient for the payment thereof is not set apart for payment, on the Series E Preferred Shares and any Parity Shares as provided above, all dividends declared on the Series E Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series E Preferred Shares and on such Parity Shares.

          (d) So long as any Series E Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made on Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series E Preferred Shares and all past dividend periods with respect to any Parity Shares and (ii) a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series E Preferred Shares and the current dividend period with respect to any Parity Shares. Any dividend payment on the Series E Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.

          (e) No distributions on Series E Preferred Shares shall be declared or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment is restricted or prohibited by law.

          Section 4.  Liquidation Preference.

          (a) Upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) is made to or set apart for the holders of the Common Shares or any other class or series of Shares of the Trust now or hereafter issued and outstanding to which the Series E Preferred Shares have preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Trust, the holders of Series E Preferred Shares shall be entitled to receive out of assets of the Trust legally available for such purpose, liquidating distributions in the amount of $25.00 per Series E Preferred Share, plus an amount equal to all dividends (whether or not earned or authorized or declared) accrued and unpaid thereon to the date of final distribution to

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such holders, if any; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or the proceeds thereof, distributable among the holders of Series E Preferred Shares are insufficient to pay in full such preferential amount with respect to the Series E Preferred Shares and the corresponding amounts with respect to all Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Shares and all such Parity Shares in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (b) Subject to the rights of the holders of shares of any class or series of Shares ranking on a parity with or senior to the Series E Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust, upon any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, after payment has been made in full to the holders of Series E Preferred Shares, as provided herein, the holders of any Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series E Preferred Shares shall not be entitled to share therein.

          (c) For the purposes hereof, (i) a consolidation or merger of the Trust with or into one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Trust's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary.

     Section 5.  Redemption at the Option of the Trust.

          (a) Subject to Section 9 below, the Series E Preferred Shares are not redeemable by the Trust prior to August 13, 2004. On and after such date, the Trust, at its option, may redeem the Series E Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per Series E Preferred Share, plus the amounts indicated in subsection (b) below.

          (b) Upon any redemption of Series E Preferred Shares pursuant to this
Section 5, the Trust shall pay all dividends accrued and unpaid thereon, if any, in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series E Preferred Shares at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such Series E Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series E Preferred Shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Shares called for redemption.

          (c) Unless (i) full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods with respect to the Series E Preferred Shares and all past dividend periods with respect to

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any Parity Shares and (ii) a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of the dividend for the current Dividend Period with respect to the Series E Preferred Shares and the current dividend period with respect to any Parity Shares, the Series E Preferred Shares may not be redeemed under this Section 5 in part and the Trust may not purchase or otherwise acquire Series E Preferred Shares, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Shares or by conversion into or exchange for Fully Junior Shares or pursuant to
Section 9 below.

          (d) The redemption price to be paid upon any redemption of the Series E Preferred Shares (other than any amounts indicated in subsection (b) above and other than a redemption pursuant to Section 9 below) shall be payable solely out of the sale proceeds of other shares of the Trust and from no other source.

          (e) Notice of the redemption of any Series E Preferred Shares under this Section 5 shall be mailed by first class mail, not less than 30 nor more than 60 days prior to the Call Date, to each holder of record of Series E Preferred Shares to be redeemed at the address of such holder as shown on the Trust's Share records. Neither the failure to mail any notice required by this subsection (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. Any notice which was mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series E Preferred Shares to be redeemed and, if fewer than all Series E Preferred Shares held by such holder are to be redeemed, the number of Series E Preferred Shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places at which certificates representing such Series E Preferred Shares are to be surrendered; and (v) that dividends on the Series E Preferred Shares to be redeemed shall cease to accrue on the Call Date except as otherwise provided herein. If notice of redemption of any Series E Preferred Shares has been mailed as provided above, then from and after the Call Date (unless the Trust fails to make available an amount of cash necessary to effect such redemption), (A) except as otherwise provided herein, dividends shall cease to accrue on the Series E Preferred Shares so called for redemption,
(B) such Series E Preferred Shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series E Preferred Shares shall terminate (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust deposits with a bank or trust company (which may be an affiliate of the Trust) which has an office in the Borough of Manhattan, City of New York, and which has, or is an affiliate of a bank or trust company which has, capital and surplus of at least $50,000,000, the funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series E Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series E Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years after the Call Date shall revert to the general

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funds of the Trust, after which reversion the holders of Series E Preferred
Shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

          As promptly as practicable after the surrender in accordance with such notice of the certificates representing any Series E Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust so requires and if the notice so states), such Series E Preferred Shares shall be exchanged for any cash (without interest thereon) for which such Series E Preferred Shares have been redeemed. If fewer than all the outstanding Series E Preferred Shares are to be redeemed, the Series E Preferred Shares to be redeemed shall be selected by the Trust from outstanding Series E Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board or the Chairman or any Co-Chairman of the Trust in its, his or her sole discretion to be equitable. If fewer than all the Series E Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed Series E Preferred Shares shall be issued without cost to the holder thereof.

          Section 6. Shares to Be Retired. All Series E Preferred Shares which are issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Shares of the Trust.

          Section 7. Ranking. Any class or series of Shares of the Trust shall be deemed to rank:

          (i) senior to the Series E Preferred Shares, in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if the holders of such class or series are entitled to the receipt of dividends or amounts distributable on any liquidation, dissolution or winding up of the Trust, as the case may be, in preference or priority to the holders of Series E Preferred Shares;

          (ii) on a parity with the Series E Preferred Shares, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Trust, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series E Preferred Shares, if the holders of such class or series and the holders of Series E Preferred Shares are entitled to the receipt of dividends and amounts distributable on any liquidation, dissolution or winding up of the Trust in proportion to their respective amounts of dividends accrued and unpaid per share or liquidation preferences, without preference or priority to each other ("Parity Shares");

          (iii) junior to the Series E Preferred Shares, in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if such class or series is Junior Shares; and

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          (iv) junior to the Series E Preferred Shares, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Trust, if such class or series is Fully Junior Shares.

          Section 8. Voting. Holders of the Series E Preferred Shares will not have any voting rights, except as set forth below.

          (a) If at any time full distributions shall not have been timely made on any Series E Preferred Shares with respect to any six (6) prior quarterly distribution periods, whether or not consecutive (a "Preferred Distribution Default"), the holders of such Series E Preferred Shares, voting together as a single class with the holders of each class or series of Parity Shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional Trustees to serve on the Board (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 10% of the outstanding Series E Preferred Shares or any such class or series of Parity Shares or at the next annual meeting of shareholders, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series E Preferred Shares and each such class or series of Parity Shares have been paid in full.

          (b) At any time when such voting rights shall have vested, a proper officer of the Trust shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding Series E Preferred Shares, a special meeting of the holders of Series E Preferred Shares and all the series of Parity Shares upon which like voting rights have been conferred and are exercisable (collectively, the "Voting Preferred Shares") by mailing or causing to be mailed to such holders a notice of such special meeting to be held not less than ten and not more than 45 days after the date such notice is given. The record date for determining holders of the Voting Preferred Shares entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Voting Preferred Shares, by plurality vote, voting together as a single class without regard to series will be entitled to elect two Trustees (the "Preferred Shares Trustees") on the basis of one vote per $25 of liquidation preference to which such Voting Preferred Shares are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Voting Preferred Shares then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Shares Trustees except as otherwise provided by law. Notice of all meetings at which holders of the Series E Preferred Shares shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Voting Preferred Shares present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Shares Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a

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     Preferred Distribution Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series E Preferred Shares that would have been entitled to vote at such special meeting.

          (c) If and when all accumulated distributions and the distribution for the current distribution period on the Series E Preferred Shares shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series E Preferred Shares shall be divested of the voting rights set forth in subsection b above (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Shares upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in subsection b above (voting separately as a single class with all other classes or series of Parity Shares upon which like voting rights have been conferred and are exercisable). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in subsection b above) (voting separately as a single class with all other classes or series of Parity Shares upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustee shall each be entitled to one vote per Trustee on any matter.

          (d) So long as any Series E Preferred Shares remains outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series E Preferred Shares outstanding at the time (A) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to or on parity with the Series E Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up of the Trust or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, (B) designate or create, or increase the authorized or issued amount of, any Parity Shares or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such Parity Shares are issued to an Affiliate of the Trust, or (C) either (x) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation, real estate investment trust or other entity, or (y) amend, alter or repeal the provisions of the Declaration of Trust (including these Articles Supplementary) or Bylaws, whether by merger, consolidation or otherwise, in each case that would materially and

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     adversely affect the powers, special rights, preferences, privileges or voting power of the Series E Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Trust's assets as an entirety, so long as (1) the Trust is the surviving entity and the Series E Preferred Shares remain outstanding with the terms thereof unchanged, or
     (2) the resulting, surviving or transferee entity is a corporation or real estate investment trust organized under the laws of any state and substitutes the Series E Preferred Shares for other preferred shares having substantially the same terms and same rights as the Series E Preferred Shares, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series E Preferred Shares and provided further that any increase in the amount of authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in an amount of authorized shares of each class or series, in each case ranking either (m) junior to the Series E Preferred Shares with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or
     (n) on a parity with the Series E Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such preferred shares are not issued to an affiliate of the Trust, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          Section 9. Transfer Restrictions. The Series E Preferred Shares shall be subject to the provisions of Article 2 of the Declaration of Trust.

          Section 10. No Conversion Rights. The holders of the Series E Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of shares or into any other securities of, or interest in, the Trust.

          Section 11. No Preemptive Rights. No holder of the Series E Preferred Shares shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of shares of the Trust or any other security of the Trust which it may issue or sell.

          Section 12. Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series E Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

          Section 13. Sinking Fund. The Series E Preferred Shares shall not be entitled to the benefit of any retirement or sinking fund.

          THIRD: The Series E Preferred Shares have been classified by the Board of Trustees under the authority contained in Article II, Section 1, of the Declaration of Trust.

          FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the votes required by law.

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          FIFTH:  The undersigned each acknowledges these Articles Supplementary to be the act of the Trust and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

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

          IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and attested to by its Assistant Secretary on this 13/th/ day of August, 1999.


                                    ARCHSTONE COMMUNITIES TRUST



                                    By: /s/  Charles E. Mueller, Jr.
                                        ----------------------------
                                        Charles E. Mueller, Jr.
                                        Senior Vice President and
                                        Chief Financial Officer


                                    ATTEST:


                                    /s/  Mark W. Pearson
                                    ----------------------------
                                    Mark W. Pearson
                                    Assistant Secretary

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